Deloitte & Touche LLP
Suite 400 1601 Wewatta Street Denver, CO 80202 USA

Tel: +1 303 292 5400 Fax: +1 303 312 4000 www.deloitte.com

February 6, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the text related to the change in independent registered public accounting firm contained within the annual report for the year ended November 30, 2022 expected to be filed on Form N-CSR by Virtus Stone Harbor Emerging Markets Total Income Fund or about February 6, 2023, and we agree with the statements made therein.

Yours truly,